Exhibit 6.28

Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

RESELLER AGREEMENT

THIS AGREEMENT is made as of this 21st day of January, 2015 (the “Effective Date”), by and between Myomo, Inc. a corporation duly organized and existing under the laws of Delaware, and having its principal place of business at One Broadway 14th floor Cambridge, Massachusetts (“Myomo”), and Össur Americas, Inc., having offices at 27051 Towne Centre Drive, Foothill Ranch, CA 92610 (“Össur” or the “Reseller”).

RECITALS

Myomo is engaged in the business of manufacturing a medical device for use in the neuromuscular injury market, including the Products (as hereinafter defined); and

RESELLER is engaged in providing prosthetics and orthotics devices to Veterans Administration (VA) hospitals and Orthotics and Prosthetics providers (O&P) that serve a patient population that may benefit from the use of Products being offered by Myomo.

RESELLER is desirous of being appointed a RESELLER of the Products.

In consideration of the mutual covenants and agreements herein contained, Myomo and RESELLER do hereby agree as follows:

Section 1.  Definitions.

Section 1.01.  Customer. The term “Customer” shall mean RESELLER’s customer which purchased the Product, i.e. a VA hospital or O&P provider.

Section 1.02.  Defective. The term “Defective” means when the Product could be a risk to health as defined by the FDA.

Section 1.03.  Products. The term “Products” shall mean the items of equipment listed on Exhibit A attached hereto, as well as all accessories, attachments, and spare, renewal and replacement parts therefore. Myomo shall have the right to modify, alter, improve, change, add to or discontinue any or all the Products. Myomo agrees to provide prior written notice to RESELLER of any product changes observing a notice period of minimum two (2) months. Due to changing regulatory or legal conditions, it may not always be possible to observe such notice period and the Parties shall endeavor to find an amicable solution.

Section 1.04.  Misuse. The term “Misuse” of a Product shall mean a misuse giving rise to a danger that could have been reasonably anticipated and guarded against.

Section 1.05.  Territory. The term “Territory” shall mean the United States of America.

Section 1.06.  Unauthorized Sale. The term “Unauthorized Sale” shall be examples such as without a prescription, outside of the Territory or any use outside of the Instructions for Use (“IFU”).

Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

Section 2.

Section 2.01.  Grant of rights to resell. Myomo hereby grants to RESELLER the exclusive O&P Supplier right to sell the Products during the Term (as hereinafter defined) to Customers located within the Territory for delivery in the Territory all in accordance with the terms and conditions set forth herein. Myomo reserves the right to sell directly to hospitals (including VA facilities), O&P providers, and other medical professionals.

At July 1, 2015, the Parties will review the exclusivity provision and progress towards meeting the 2015 goal. Myomo reserves the right to modify the exclusivity if Reseller has not ordered [*] MyoPro units by July 1, 2015, which is [*]% of the annual goal of [*] units.

Section 3.  Orders, Returns and Service.

Section 3.01.  Orders and Shipment. RESELLER shall order Products using the Myomo Order Form in Exhibit B and shall pay the wholesale prices as listed in Exhibit C. The RESELLER shall take ownership of the Products when they have been shipped and invoiced to RESELLER’S Customer. RESELLER shall pay all freight, insurance, and any other charge associated with shipment of the Products.

Custom-fabricated Products will be fabricated at a Myomo-approved Central Fabrication Facility to ensure high quality.

Myomo shall make best efforts to deliver to RESELLER Customers’ Product within two (2) weeks from receipt of order provided that Myomo receives a forecast from Reseller within 90 days from the end of the quarter during the Term.

Section 3.02.  Product Returns. During the warranty period, a Customer will send a Defective Product to Össur. RESELLER will be responsible to ship warranty returns back to Myomo. If accepted per the terms of the warranty, Myomo will within ten (10) days of receipt of the defective Product repair, refurbish, or replace the unit at its discretion and cover the expense of return to RESELLER or Customer. Repairs for Misuse of the device are excluded from the warranty. The acceptance of a warranty claim by Myomo does not start a new warranty period. If a Product is sent to Myomo, but is not accepted per the terms of the warranty, Myomo shall inform RESELLER accordingly within a reasonable time frame. RESELLER shall obtain Customer’s decision as to whether repair the Product at Customer’s cost, destroy it or return it to Customer (shipping costs to be paid by Customer). RESELLER shall inform Myomo accordingly.

Section 3.03.  Service and Support. Myomo will supply second-level telephone and email support for service and maintenance of the Products; RESELLER will provide first-level customer service and support for its customers. At the request of Reseller and Customer. Myomo will supply all Reimbursement Support Services related to the Product to Reseller’s Customers. Any and all fees related to those services will be negotiated between Myomo and Reseller’s Customer. Reseller shall have no obligation or responsibility to provide any Reimbursement Support Services itself, and shall refer any and all reimbursement-related questions to Myomo.

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Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

First-Level Customer Service will include: Initial point-of-contact for RESELLER’S Customer or its Customer’s patient to accept customer service inquiries and provide response to issues. First-level customer service personnel will attempt to identify the source of any product problems and resolve them, to the extent possible, directly with the Customer having the issue. RESELLER is responsible for capture and tracking of information related to customer inquiries and issues. Information related to cases will be supplied to Myomo as needed for regulatory compliance. If first-level customer service personnel, employed by Össur, are not able to satisfactorily resolve the issue, they shall escalate the service issue to Myomo’s Customer Support operation.

Second-Level Customer Service will include: Trouble-shooting via telephone or online communication services to augment RESELLER’S customer service personnel. Myomo will seek to resolve the problem remotely, and if unsuccessful, will work with RESELLER to obtain the product at issue for remediation. Myomo’s primary interface will be RESELLER’S First Level Customer Service and as needed RESELLER’S customer.

Reimbursement Services will include: Upon receipt of patient and payer information, Myomo will prepare Health Insurance pre-authorization package for submission to payer. If a preauthorization or a claim is denied, Myomo will conduct the appeal on behalf of Össur’s Customer, for an additional fee as specified in Exhibit C. Myomo’s primary interface for reimbursement services will be RESELLER’S customer.

Section 4.  Prices and Payment Terms.

Section 4.01.  Prices. Attached hereto as part of Exhibit C is the Myomo’s wholesale price schedule for the Products. These prices shall be subject to change by Myomo from time to time by ninety (90) days’ written notice to RESELLER prior to expiration of the Term, provided, however, that no such price change shall affect purchase orders accepted by Myomo prior to notifying RESELLER of such price change. Changes in prices prior to the expiration of the Term require a written approval by both Parties.

Section 4.02.  Payment Terms. RESELLER agrees to make payment which is due net thirty (30) days upon the receipt of the invoice for Products. Reseller and Myomo shall negotiate Payment Terms for independent O&P’s on a case-by-case basis, not to exceed ninety (90) days.

Section 4.03.  Additional Services. Use of the Product requires clinical training and instructions, which Services will be provided by Myomo at established fee schedule for RESELLER or Customer. At the request of Reseller, Myomo will supply any additional clinical support services beyond the initial clinical training and instructions, if any, at cost of $100 per hour, plus travel expenses if incurred. RESELLER will coordinate training dates with Customers at the request of Reseller.

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Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

Section 5.  Obligations of the Parties

Sales and Marketing Materials

Section 5.01.  MYOMO’S Undertaking. Myomo shall provide RESELLER at no cost marketing material “master copies” for RESELLER to reproduce to provide to its Customers. All sales and marketing material including web site content related to Myomo’s Products will be made available as well to RESELLER for its use in its marketing efforts. RESELLER may reproduce such marketing materials as reasonably required, provided that all copyright, trademark and other property markings are reproduced. Such materials remain the property of Myomo and, except insofar as they are distributed by RESELLER in the course of its performance of its duties under this Agreement, must be promptly returned to Myomo upon the expiration or termination of this Agreement. Under no circumstances shall RESELLER re-distribute any confidential materials including technical specifications, drawings or other trade secret or trademarked materials. All sales and marketing material including web site content related to Myomo’s Products that are developed and used by RESELLER is subject to approval by Myomo.

Section 5.02.  Marketing and Public Relations. Any announcement, press release or other marketing communication regarding the business relationship of the Parties under this Agreement shall be mutually agreed upon between the Parties. The Chief Executive Officer or other authorized person of each Party shall approve such communication prior to disclosure.

Section 5.03.  Demonstration Units. Notwithstanding other terms of this Agreement, Myomo shall supply RESELLER with inventory product supply to trained sales representatives of RESELLER as Demonstration and Education units.

i. All Demo & Education Inventory shall remain the property of Myomo;

ii. Any Demo & Education Inventory lost or stolen shall be invoiced to RESELLER at the price listed in Exhibit C;

iii. Any Demo & Education Inventory not returned to Myomo following the end of Term or Termination of this Agreement, shall be invoiced at the price listed in Exhibit C.

Section 5.04.  Customer Information, and Compliance

Myomo shall at its own cost obtain and at all times during the Term maintain all Product-related governmental, statutory and other regulatory licenses, approvals, authorizations, registrations or consents in the Territory that are required for the importation, marketing, promotion, provision, distribution, sale or use of the Products in the Territory.

Myomo or its subcontractors shall at all times during the Term maintain a quality management system according to ISO13485 as embodied in FDA 21 CFR 803, 820 et al as well as any other equivalent standard in the most current version applicable from time to time to the Product and to Myomo’s performance hereunder.

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Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

Myomo shall immediately inform RESELLER in the event any Product is subject to a Field Safety Corrective Action (“FSCA”) or other regulatory action. Myomo shall assume full cost of locating, identifying and notifying Customers, the cost of repairing or replacing recalled Products, any costs of packing and shipping recalled Products, and the cost of media notification, if such form of notification is needed. RESELLER shall provide reasonable assistance to the Myomo in the FSCA.

On a regular basis, Myomo shall inform RESELLER of any findings or actual or alleged incidents that may affect the use of the Products.

Myomo shall be deemed the Specification Designer of the Products for purposes of FDA regulatory responsibilities.

Myomo understands that all products offered for sale to the United States Government must be compliant with The Buy American Act. As such, Myomo certifies that all products supplied will be of the Country of Origin confirmed in Exhibit A. If any provided information changes, Myomo shall provide written notice to Reseller’s Compliance Officer in accordance to Section 1.03.

RESELLER ensures that the Products will only be sold by professionals that will be trained to sell medical devices such as the Products. Myomo will not be liable for any unauthorized sale.

Each party agrees to comply with all applicable Federal laws affecting this Agreement and its performance, and any similar state or other laws and regulations. Each party shall obtain and maintain all registrations with governmental agencies, commercial registries, or any other offices which may be required under local law to perform its obligations under this Agreement.

Section 6.  Training.

Section 6.01.  Training for RESELLER Personnel. As soon after the Effective Date as is mutually convenient for the Parties. RESELLER shall arrange for clinical/technical sales training by the Myomo at a site in the United States for a class of qualified personnel of RESELLER. RESELLER will be responsible for its own travel costs.

The initial training session as well as any updates in the event of changes to the Products that require additional training will be at no cost to RESELLER.

Section 6.02.  Additional Training. If requested in writing by RESELLER, training in excess of that described in Section 6.01 above or assistance to support the installation or maintenance of the Products shall be provided at a cost to RESELLER of $1,500 for a sales/clinical training class plus reasonable pre-approved by Reseller travel expenses and RESELLER will be responsible for its own travel costs.

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Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

Myomo agrees to provide training materials in English to RESELLER who will handle all aspects of training of sales staff in the Territories, and will cover the costs of any translation fees, if necessary.

Section 7.  Confidentiality of Information and Materials.

Section 7.01.  Confidentiality. Either Party shall hold in strict confidence and shall not disclose to others or use, either before or after termination or expiration of this Agreement, any technical or business information, manufacturing technique, process, experimental work, trade secret or other confidential matter of the other Party. RESELLER may disclose Confidential Information in response to a valid order of a court or other government body or as required by law, only after RESELLER promptly advises Myomo in writing so that Myomo may seek a protective order. RESELLER shall, upon request (and upon termination or expiration of this Agreement without request), deliver to Myomo any and all drawings, notes, documents and materials received from Myomo.

Section 8.  Warranty.

Section 8.01.  Limited Warranty. Myomo grants to RESELLER the warranty with respect to the Products set forth as follows:

Myomo warrants each Product for one (1) year from the date of sale to a Customer as set forth in Exhibit E. An extended warranty may be purchased as set forth in Exhibit C. Misuse of the Products will not be covered under the warranty. The battery and soil goods may require replacement within the warranty period and this replacement can be made in the field and is not considered an acceptable reason for a return.

Section 8.02.  Guarantees. Myomo makes no guarantees. All work will be performed by Myomo or its Contract Manufacturer in a professional manner, consistent with the standard of skill and care exercised by manufacturers on projects of comparable scope, cost and complexity, in a similar location and in conformance with the requirements of this Agreement.

Section 8.03.  Disclaimer of Warranties. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 8.01 AND 8.02 ARE THE ONLY WARRANTIES MADE BY MYOMO WITH RESPECT TO THE PRODUCTS PROVIDED BY MYOMO. MYOMO MAKES NO OTHER WARRANTIES, EXPRESS, IMPLIED OR ARISING BY CUSTOM OR TRADE USAGE, AND SPECIFICALLY, MAKES NO WARRANTY OF MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR ANY PARTICULAR PURPOSE. MYOMO’S EXPRESS WARRANTY SHALL NOT BE ENLARGED, DIMINISHED OR AFFECTED BY, AND NO OBLIGATION OR LIABILITY SHALL ARISE OUT OF, MYOMO’S RENDERING TECHNICAL OR OTHER ADVICE OR SERVICE IN CONNECTION WITH THE PRODUCTS.

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Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

Section 9.  Limitation of Liability.

Section 9.01.  Limitation of Liability. Except as provided in paragraph 8, the liability of the Myomo for any claim arising out of or in connection with any breach of this Agreement shall not exceed $500,000 (live hundred thousand) USD provided however that the Myomo’s liability for claims arising out of product liability, use of the Product (whether authorized use or not), or infringement of intellectual property rights shall be unlimited.

The liability of the RESELLER for any claim arising out of or in connection with any breach of this Agreement shall not exceed $500,000 (five hundred thousand) Dollars.

Section 9.02.  Consequential Damages. IN NO EVENT SHALL EITHER PARTY OR ITS AGENTS BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY DAMAGES RESULTING FROM LOSS OF DATA, GOODS, PROFITS, BUSINESS OR GOODWILL ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE PERFORMANCE OF THE PRODUCTS, WHETHER OR NOT EITHER PARTY OR ITS AGENTS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 10.    Insurance.

Section 10.01.  RESELLER’S Insurance. RESELLER shall during the Term maintain an insurance policy or policies protecting the RESELLER against any loss, liability or expense whatsoever, including professional liability, worker’s compensation, personal injury, fire, theft, death, property damage or otherwise, arising from the RESELLER’S practice. Such policy or policies shall include general liability coverage of not less than one million dollars ($1,000,000) per person and one million dollars ($3,000,000) combined single limit per accident for bodily injury and property damage coverage of live hundred thousand dollars ($500,000). RESELLER shall furnish Myomo with certificates evidencing all such insurance. In the event of any cancellation or material change in any such policy, RESELLER shall inform Myomo within a reasonable timeframe. If RESELLER does not secure such insurance, it agrees to indemnify and hold harmless Myomo in the event of any claims or losses incurred arising from the RESELLER’S business during the Term.

Section 10.02.  Myomo’s Insurance. Myomo represents that it has and will maintain in effect during the Term and for five (5) years thereafter a broad form vendor’s products liability insurance with limits of not less than three million dollars ($3,000,000). Myomo will furnish RESELLER with certificates evidencing such insurance. In the event of any cancellation or material change in any such policy, Myomo shall inform RESELLER without delay. If RESELLER does not secure such insurance, it agrees to indemnify and hold harmless Myomo in the event of any claims or losses incurred arising from the RESELLER’S business during the Term.

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Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

Section 11.    RESERVED.

Section 12.    Trademarks and Other Intellectual Property Rights.

Section 12.01.  Acknowledgment of Rights in Trademarks. RESELLER acknowledges that Myomo is the owner of all right, title and interest in and to the names and certain related designs associated therewith (the “Trademarks”), all as depicted in Exhibit D attached hereto, together with any new or revised names or designs which Myomo may adopt to identify it or any Products during the Term, and RESELLER agrees not to adopt or use any of the Trademarks in any manner whatsoever except as expressly provided in this Agreement.

Section 12.02.  License to Use Trademarks. Myomo hereby grants RESELLER a license during the Term to use the Trademarks in the Territory, provided that there are used solely in connection with the marketing and sale of the Products and in accordance with Myomo’s specifications as to style, color and typeface set forth in Exhibit D. Upon expiration or termination of this Agreement, RESELLER shall cease to use any Trademark of Myomo. RESELLER hereby agrees to notify Myomo immediately of any infringement or potential infringement of any Trademark in the Territory.

Section 12.03.  Acknowledgment of Rights in Copyright. RESELLER acknowledges that Myomo is the owner of all right, title and interest in software that powers the device. RESELLER agrees not to adopt or use any of the Copyrights in any manner whatsoever except as expressly provided in this Agreement but must use them in connection with any sales material.

Section 12.04.  License to Use Copyright. Myomo hereby grants RESELLER a license during the Term to use the copyrighted software and to sell the Product to Customers in the Territory, provided that there are used solely in connection with the marketing and sale of the Products and in accordance with Myomo’s specifications. Upon expiration or termination of this Agreement, RESELLER will take all action necessary to transfer and assign to Myomo, or its nominee, any right, title or interest in or to any of the copyrights, which RESELLER may have acquired in any manner as a result of the handling and selling of Products under this Agreement, and RESELLER shall cease to use any copyright of Myomo. RESELLER hereby agrees to notify Myomo immediately of any infringement or potential infringement of any copyright in the Territory.

Section 12.05.  Registration. RESELLER agrees not to apply for registration of any Trademarks or Copyright in the Territory or for any mark confusingly similar thereto. Myomo may elect to apply for registration of one or more of the Trademarks or Copyrights in the Territory at its expense, and, in such event, Myomo shall so notify RESELLER and RESELLER shall assist and cooperate with the Myomo in connection therewith.

Section 12.06.  Defense of Intellectual Property Claims. In the event that any claim or suit is brought against RESELLER or its Customers by a third Party alleging infringement of any patent, copyright, trademark or other intellectual property rights in the Territory Myomo agrees, at its sole expense, to defend RESELLER and its Customers against such claim or suit and indemnify and hold RESELLER and its Customers harmless from and against any damage or expenses, including reasonable attorney fees, expert fees and court costs.

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Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

Section 13.  Relationship of Parties.

Section 13.01.  Independent Contractor Status. Nothing contained in this Agreement shall be construed to constitute RESELLER as a partner, employee or agent of Myomo, nor shall RESELLER hold itself out as such. RESELLER has no right or authority to incur, assume or create, in writing or otherwise, any warranty, liability or other obligation of any kind, express or implied, in the name of or on behalf of Myomo, it being intended that both RESELLER and Myomo each shall remain an independent contractor responsible for its own actions.

Section 14.  Assignment.

Section 14.01.  Assignment. Neither party shall assign, transfer or otherwise dispose of this Agreement in whole or in part to any individual, firm or corporation without the other party’s prior written consent. If Myomo is acquired, and RESELLER agrees to assignment of this Agreement by such acquiring entity, all terms and conditions of this Agreement will become the responsibility of the acquiring company, and will be automatically and fully assignable to the successor corporation.

Section 14.02.  Right of Notification. During the Term of the Agreement, upon receiving a bona fide offer to purchase an interest in Myomo by an O&P supplier, Myomo agrees to notify Reseller to the extent allowable under the terms of such offer.

Section 15.  Term of Agreement.

Section 15.01.  Term. This Agreement shall remain in effect until December 31, 2015 (the “Term”) with an option to renew by mutual written agreement at least forty-five (45) days prior to its expiration.

Section 16.  Termination.

Section 16.01.  Events of Termination. Either Party may terminate this Agreement as follows:

(a)  Bankruptcy, Etc. Immediately upon written notice to the other Party in the event that proceedings in bankruptcy or insolvency are instituted by or against the other Party, or a receiver is appointed, or if any substantial part of the assets of the other Party is the object of attachment, sequestration or other type of comparable proceeding, and such proceeding is not vacated or terminated within thirty (30) days after its commencement or institution.

(b) Default. If one Party commits a material breach of any of the terms or provisions of this Agreement and does not cure such breach within thirty (30) days after receipt of written notice given the by other Party.

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Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

(c)  Licenses. Immediately if either Party is unable to obtain or renew any permit, license, patent or other governmental approval necessary to carry on the business contemplated under this Agreement.

(d) Billing Practices. Immediately, if MYOMO learns that RESELLER is undertaking to perform any illegal or negligent billing practices under any state or federal program.

Section 16.02.  Rights upon Termination. Upon termination of this Agreement, by expiration of the Term or otherwise, all further rights and obligations of the parties shall cease, except that the Parties shall not be relieved of (i) their respective obligations to pay any moneys due or which become due as of or subsequent to the date of termination, and (ii) any other respective obligations under this Agreement which specifically survive or are to be performed after the date of termination or expiration in particular RESELLER must provide Myomo with all Customer lists and other information regarding the sale of Products up to and including the date of the termination. Except in the event of termination by Myomo for RESELLER’S default, Myomo shall honor any purchase order until the day of effective termination or expiration. Except as otherwise expressly provided in this Section 16.02, no consideration or indemnity shall be payable to RESELLER either for loss of profit, goodwill, creation of clientele or other like or unlike items, nor for advertising costs, costs of samples or supplies, termination of employees, employees’ salaries and other like or unlike items.

Section 16.03.  Repossession of Products by Myomo. Should Myomo terminate this Agreement for cause as provided in Section 16 or upon expiration of this Agreement, RESELLER shall return any unsold Products or related inventory to Myomo. Myomo shall pay the purchase price paid by RESELLER for such goods to RESELLER, provided that the Products and inventory are undamaged, unopened and unsold and in merchantable condition. If within thirty (30) days after to such termination, RESELLER fails to comply, Myomo will take the necessary legal measures to repossess any of RESELLER’S inventory. RESELLER assumes any costs and reasonable attorney’s fees should Myomo be required to take such action.

Section 17.

Section 17.01.  Indemnification.

(a)  RESELLER agrees to hold harmless and indemnify and defend Myomo, its officers, directors, employees and agents against any loss, claim, suit, liability or expense (including attorney’s fees) stemming from injuries or damages to persons or property resulting from or arising out of the RESELLER’S breach of this Agreement, unless such loss, claim, suit, liability or expense is the result of negligence, bad faith or willful misconduct on the part of the Myomo or its employees.

(b) Myomo agrees to indemnify and defend RESELLER, its officers, directors, employees and agents against any loss, claim, suit, liability or expense (including attorney’s fees) stemming from injuries or damages to persons or property resulting from or arising out of (1) in whole or in part, contributed to by or associated with any of the Products, (2) infringement of intellectual property rights or (3) Myomo’s performance under this Agreement, unless such loss, claim, suit, liability or expense is the result of negligence, bad faith or willful misconduct on the part of the RESELLER or its employees.

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Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

(c)  To the extent an indemnified Party makes a claim for indemnification hereunder, the indemnified Party shall give written notice to the indemnifying Party reasonably setting forth the facts and circumstances in connection with the claim for indemnification. The indemnities of this Section shall not apply if the indemnified Party fails to give the indemnifying Party notice of any claim it receives within 30 days after receipt of such claim and such failure materially prejudices the indemnifying Party. The indemnifying Party shall have the right at its election to take over the defense or settlement of the third Party claim at its own expense by giving prompt notice to the indemnified Party. If the indemnifying Party gives such notice and proceeds so to defend the third Party claim within 30 days after receipt of the notice to the third Party claim, the indemnified Party shall not settle or otherwise compromise the proceedings and shall be bound by any defense or settlement that the indemnifying Party may make as to those claims. In addition, if the indemnifying Party assumes such control, it shall only be responsible for the legal fees and litigation expenses of the attorneys it designates to assume control of the litigation (in addition to the indemnification set forth in Paragraphs (a) and (b).

(d) THIS SECTION SETS FORTH THE ENTIRE LIABILITY OF MYOMO, AND THE EXCLUSIVE REMEDY OF RESELLER, WITH RESPECT TO ANY CLAIM OF PATENT, COPYRIGHT OR TRADE SECRET INFRINGEMENT BY THE PRODUCTS, ANY PART THEREOF OR THE USE THEREOF, AND ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, AND INDEMNITIES WITH RESPECT THERETO. MYOMO SHALL NOT BE LIABLE TO ANY THIRD PARTY UNDER ANY ALLEGED VIOLATIONS OF THE STARK LAWS FOR ANY BILLING ERRORS OR ILLEGAL OR INAPPROPRIATE BILLING PRACTICES.

Section 18.  Miscellaneous.

Section 18.01.  Force Majeure. If the performance of any obligation under this Agreement, is prevented, restricted or interfered with by reason of war, revolution, civil commotion, acts of public enemies, blockade, embargo, strikes, any law, order, proclamation, regulation, ordinance, demand, or requirement having a legal effect of any government or any judicial authority or representative of any such government, or any other act whatsoever, whether similar or dissimilar to those referred to in this Section 18.01, which is beyond the reasonable control of the Party affected, then the Party so affected shall, upon giving prior written notice to the other Party, be excused from such performance to the extent of such prevention or interference, provided that the Party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed.

Section 18.02.  Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all previous negotiations, agreements and commitments with respect thereto, and shall not be released, discharged, changed or modified in any manner expect by instruments signed by duly authorized officers or representatives of each of the parties hereto.

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Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

Section 18.03.  Applicable Law. Any claim or controversy relating in any way to this Agreement shall be governed and interpreted exclusively in accordance with the laws of California without regard to any conflict of laws. Neither the 1980 United Nations Convention on Contracts for the International Sale of Goods nor the United Nations Convention on the Limitation Period in the International Sale of Goods will apply to this Agreement or any transaction under it.

Section 18.04.  Partial Illegality. If any provision of this Agreement or the application thereof to any Party or circumstances shall be declared void, illegal or unenforceable, the remainder of this Agreement shall be valid and enforceable to the extent permitted by applicable law. In such event, the Parties shall use their best efforts to replace the invalid or unenforceable provision by a provision that, to the extent permitted by the applicable law, achieves the purposes intended under the invalid or unenforceable provision. Any deviation by either Party from the terms and provisions of this Agreement in order to comply with applicable laws, rules or regulations shall not be considered a breach of this Agreement.

Section 18.05.  Waiver of Compliance. Any failure by any Party hereto at any time to enforce any term or condition under this Agreement shall not be considered a waiver of that Party’s right thereafter to enforce each and every term and condition of this Agreement.

Section 18.06.  Severability; Reformation. In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement.

Section 18.07.  Disputes and Arbitration. Any and all differences, disputes or claims arising under this Agreement, except for any differences, disputes or claims that may arise out of or in connection with the covenants and agreements throughout this Agreement for which Myomo may seek equitable relief, shall be finally resolved under the International Arbitration Rules of the American Arbitration Association in a mutually agreed upon location by one or more arbitrators appointed in accordance with such Rules. Such arbitration shall be conducted in the English language. It is understood that the decision in such arbitration shall be binding on both Parties and that a judgment upon any award rendered, which may include an award of damages, may be entered in any court having jurisdiction.

Section 18.08.  Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be sent to the respective parties at the following addresses, or to such other addresses as may be designated by the parties in writing from time to time in accordance with this Section 18.08, by registered or certified air mail, postage prepaid, or by express courier service, service fee prepaid, or by telefax with a hard copy to follow via air mail or express courier service in accordance with this Section 18.08.

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Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

TO MYOMO:	Myomo, Inc. One Broadway, 14th floor Cambridge, MA 02142 Attention: Paul R. Gudonis, CEO

TO RESELLER:	Össur Americas, Inc. 27051 Towne Centre Drive Foothill Ranch, CA 92610 Attention: Kim De Roy

All notices shall be deemed received (i) if given by hand, immediately, (ii) if given by air mail, three (3) business days after posting, (iii) if given by express courier service, the next business day in the jurisdiction of the recipient, or (iv) if given by telefax, upon receipt thereof by the recipient’s telefax machine as indicated either in the sender’s identification line produced by the recipient’s telefax machine, or in the sender’s transmission confirmation report as produced electronically by the sender’s telefax machine.

Section 18.09.  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

The Parties have caused this Agreement to be executed by their respective duly authorized representative as of the Effective Date.

MYOMO, INC.

By:	/s/ Paul R. Gudonis
Name:	Paul R. Gudonis
Title:	CEO
Date:	1/26/15

OSSUR, INC.

By:	/s/ Kim De Roy
Name:	Kim De Roy
Title:	VP Sales & Marketing, Prosthetics
Date:	1/26/15

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Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

Exhibit A

PRODUCTS

The MyoPro Elbow Orthosis provides the functionality of elbow flexion and extension for bicep/tricep activation and control. The system consists of a portable elbow brace made of a lightweight aerospace metal and includes advanced robotics processing software, noninvasive surface sensors for biceps and triceps, and a lightweight battery unit.

The Myomo Tablet is a tablet computer which may be ordered for use by RESELLER’s Customer.

Additional MyoPro accessories are listed on the Price List in Exhibit C.

As Myomo introduces new Products for resale, these Exhibits A, B and C will be amended.

For Country of Origin information See Exhibit C.

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Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

EXHIBIT B

ORDER FORM TEMPLATE

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Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

MyoPro Custom Fab Order Form

** Clearly print information for all fields	Kit P.O. #
** Use two forms for bilateral orders	C Fab P.O. #

BILL TO:		Practitioner: ______________________________
O&P Facility: ______________________		Email: __________________________________
Customer No: ______________________		Ship To (if different):___________________________
Phone: __________________________		Address:_________________________
Address: ________________________		City:________________	ST_____________	Zip:_____________
City:		State:_______________	Zip:_____________
State: ________________	Zip:___________	Phone:_______________

Patient: _______________________	Ht: ________________	Wt: _______________	Age: ______
Dx: _____________________________	Date of Onset: _________________________
Therapy Location _____________________	Therapy Phone _________________________

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Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

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Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

MYOMO TERMS AND CONDITIONS FOR USE WITH O&P ORDER FORM

1. Customer must pay for the Products in the amounts and at the time(s) specified in the Customer Order Form. In addition, Customer shall be responsible for the cost of shipping the Product, and for any sales tax payable on account of the sale. Myomo shall promptly calculate shipping charges based upon delivery to Customer.

2. Myomo’s Products may only be used with a prescription from a licensed provider. We acknowledge that Customer may incorporate the Product into a custom device and resell it to a third party (“User”). Customer agrees to use the Product only as intended and in accordance with package instructions as provided. The product warranty found in Section 4 is limited to the Myomo Product or any components and does not incorporate the final custom device.

3. All products will be subject to prompt inspection upon receipt by Customer, which may reject any Products that do not comply with the Myomo Customer Order Form as accepted by Myomo or which contain defective materials or workmanship, but Customer must do so only within the fifteen (15) days following receipt of the Products, irrespective of the date of payment or use by Customer.

4. Myomo provides a one (1) year warranty for its Product from the date of shipment. This warranty includes the arm brace and EMG sensor, Connection Cables, Storage/Carry Case and Battery Charger. This warranty does not include the rechargeable battery or the soft goods (Patient Specific Fitting Kit). The battery may wear out and need to be reordered depending upon usage. The padding and straps will be specific to each patient and thus will wear out depending upon usage. If the unit does not work due to the battery within six (6) months from the date of receipt, Myomo will replace the battery free of charge one time. Thereafter, if the unit does not work, Customer must contact Myomo customer service and may be required to ship back the unit to Myomo for inspection. Myomo warrants that the Products have received UL certification. Any warranties, together with any other warranty set forth in Myomo®’s Product literature, and service warranties, shall run to Customer, its successors and assigns.

Myomo will not cover any misuse, excessive wear and tear, customization on any of the parts of the Product or the Product itself. If the Product is not working as intended, Customer may return it to Myomo for inspection, testing and either repair or replacement, at its option. If the Customer undertakes to make any repairs, improvements, alterations, modifications, any and all warranties shall be voided.

5. TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE EXPRESS WARRANTIES SET FORTH IN SECTION 4 ARE THE ONLY WARRANTIES MADE BY MYOMO WITH RESPECT TO THE PRODUCTS AND SERVICES. MYOMO DISCLAIMS ALL WARRANTIES THAT MAY BE IMPLIED OR ARISE BY CUSTOM OR TRADE USAGE, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR ANY PARTICULAR PURPOSE. MYOMO’S EXPRESS WARRANTIES SHALL NOT BE ENLARGED, DIMINISHED OR AFFECTED BY, AND NO OBLIGATION OR LIABILITY SHALL ARISE OUT OF, MYOMO RENDERING TECHNICAL OR OTHER ADVICE, TRAINING OR SERVICE IN CONNECTION WITH THE PRODUCTS.

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Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

6. Myomo hereby grants Customer a non-exclusive license to use the software included with the Product (the “Software”). Customer may not: (i) remove or modify any program markings or any notice of proprietary rights from the Software or Product; (ii), make the Software available to any third party other than a person who purchases the Product or a custom version from Customer (iii) cause or permit reverse engineering or decompilation of Software; or (iv) defeat, circumvent or thwart any technological measure incorporated into the Product that is intended to limit access to or use or copying of the Software. Any unauthorized sharing, distribution, dissemination, or copying either by manual or electronic means of such Software shall be considered a breach of this Agreement for which equitable remedies including injunctive relief may be available. Myomo hereby grants to Customer the non-exclusive, non-transferable, limited right and license to use the trademarks, service marks, logos, and trade names that Myomo may adopt from time to time (“Trademarks”). Customer shall not alter or remove any Trademark applied to the Products. Nothing contained in this Agreement shall grant to Customer any right, title or interest in the Trademarks, patents, copyrights, trade secrets or other property rights except as expressly provided herein. Any new invention created as a result of a customization by Customer that is derivative of the Myomo technology shall be solely owned by Myomo.

7. In the event that any provision of this Agreement should for any reason be held invalid, unenforceable or contrary to public policy, the remainder of the Agreement shall remain in full force and effect.

8. This Agreement shall be construed and enforced in accordance with the laws of The Commonwealth of Massachusetts and shall be deemed to be fully and solely executed, performed, and/or observed therein.

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Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

EXHIBIT C
MyoPro Product Pricing
Effective January 1, 2015

Confidential

Product Configuration		MSRP		List Price to O&P		Reseller Pricing
* Elbow Orthosis (current)	$	[*]		Kit: $[*];		Kit: $[*];
				cFab: $[*]		cFab: $[*]
* Elbow + MA Wrist	$	[*]		Kit: $[*];		Kit: $[*];
				cFab: $[*]		cFab; $[*]
* Elbow + MA Wrist+ Powered Grasp		TBD		TBD		TBD
^ Tablet ^^ myConfig Software	$	[*]	$	[*]	$	[*]
* MyoPro Carrying Case	$	[*]	$	[*]	$	[*]
** Extended Warranty (Year 2 + 3)	$	[*]	$	[*]	$	[*]
# Battery Replacement (each)	$	[*]	$	[*]	$	[*]
*Harness	$	[*]	$	[*]	$	[*]
OnSite Training for OT’s or CPO’s			$	[*]	$	[*]
Clinical Training Manual					$	[*]
User Manual					$	[*]
Repair Services					$	[*] per hour + Parts
Reimbursement Services		Cost
Preparation of Pre-Authorization Submission	$	[*]
Prosecution of Appeal for Denial of Claim or Payment	$	[*]

* Products manufactured in Worcester, Massachusetts and/or fabricated in Chardon, Ohio, USA

^ Tablet made in Taiwan

# Battery pack assembled in the USA

^^ Software developed in Cambridge, Massachusetts USA

** Please see Exhibit E for detailed Extended Warranty

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Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

Exhibit D

MYOMO’S TRADEMARKS

MYOMO-US Registration # 4451445

MYOPRO-US Registration # 4532331

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Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

Exhibit E

MYOMO® Extended Warranty Terms & Conditions

This Extended Warranty is issued by Myomo, Inc., and consists of the following terms:

1. Only the original purchaser (“Customer”), whose name and/or organization appears below, of the Extended Warranty from Myomo, Inc. is covered by this Warranty. This Extended Warranty is NOT TRANSFERABLE.

2. This Warranty covers repair or replacement of parts of the MyoPro myoelectric orthosis (the “Product”) manufactured by Myomo, Inc for only the designated equipment covered by this Extended Warranty.

3. The Extended Warranty starts at the expiration of the standard warranty one year after delivery of the Product and lasts for two years on the following:

(a)  This warranty includes the arm brace and EMG sensor, soft goods, Connection Cables, Storage/Carry Case and Battery Charger.

(b) This warranty includes two replaceable rechargeable batteries

4. To obtain warranty service on Myomo, Inc. on the covered equipment contact:

Myomo, Inc.
1 Broadway, 14th Floor
Cambridge, MA 02142
Telephone: 617-651-0226
E-mail: support@myomo.com

5. Warranty service on Myomo, Inc. equipment must be performed by Myomo, Inc. or authorized Myomo, Inc. representative.

6. This Warranty does not cover the following:

Regarding transportation costs and logistics between customer and Myomo or its authorized representative, Myomo will incur shipping charges for repairs, however, will charge a fee to cover the shipping expense for any return made by customer requiring home pick up.

7. Myomo will not cover any misuse, excessive wear and tear, as defined by Myomo, on any of the parts of the Product. If the Product is not working, Customer must return entire product including all cables, chargers, etc. to Myomo for inspection, testing and either repair or replacement, at its option. If the Customer undertakes to make any repairs, improvements, alterations, modifications, any and all warranties will be voided. Myomo reserves the right to cancel this Agreement if it determines the Product or any of its warranted components were misused.

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Confidential Information has been omitted in places marked “[*]” and has been filed separately with the Securities and Exchange Commission. Confidential Treatment has been requested with respect to this omitted information pursuant to an application for confidential treatment filed with the Commission under Rule 406 under the Securities Act of 1933, as amended.

8. Except for the express warranties set forth in Section 3(a) above, Myomo makes no warranty, express or implied, regarding the Product or Services.

TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE EXPRESS WARRANTIES SET FORTH IN SECTION 3 ARE THE ONLY WARRANTIES MADE BY MYOMO WITH RESPECT TO THE PRODUCTS AND SERVICES. MYOMO DISCLAIMS ALL WARRANTIES THAT MAY BE IMPLIED OR ARISE BY CUSTOM OR TRADE USAGE, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, SATISFACTORY QUALITY OR FITNESS FOR ANY PARTICULAR PURPOSE. MYOMO’S EXPRESS WARRANTIES SHALL NOT BE ENLARGED, DIMINISHED OR AFFECTED BY, AND NO OBLIGATION OR LIABILITY SHALL ARISE OUT OF, MYOMO RENDERING TECHNICAL OR OTHER ADVICE, TRAINING OR SERVICE IN CONNECTION WITH THE PRODUCTS.

9. MYOMO, INC. SHALL HAVE NO RESPONSIBILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES RESULTING FROM THE BREACH OF ANY

WARRANTY, INCLUDING BUT NOT LIMITED TO, INCONVENIENCE, RENTAL OR PURCHASE OR REPLACEMENT EQUIPMENT, LOSS OF PROFITS OR COMMERCIAL LOSS SOME STATES DO NOT ALLOW THE EXCLUSION OR LIMITATION OF INCIDENTAL OR CONSEQUENTIAL DAMAGES, SO THE ABOVE LIMITATION OR EXCLUSION MAY NOT APPLY TO YOU.

10. The Warranty gives you specific legal rights, and you may have other rights, which may vary, from slate to state.

11. This Warranty is not subject to change or modification by anyone, including Myorno, Inc. sales personnel and no such person is authorized to make any representations or promises on Myomo, Inc.’s behalf.

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